[LETTERHEAD OF HELMS MULLISS &WICKER, PLLC]

November 20, 2007

Bank of America Corporation
Bank of America Corporate Center
100 North Tryon Street
Charlotte, North Carolina  28255-0065

Re:  Depositary Shares, Each Representing a 1/1,000th Interest in a Share of Bank of America Corporation 7.25% Non-Cumulative Preferred Stock, Series J

Ladies and Gentlemen:

We have acted as counsel to Bank of America Corporation, a Delaware corporation (the "Corporation"), in connection with (i) the issuance of up to 41,400,000 depositary shares (the "Depositary Shares"), each representing a 1/1,000th interest in a share of Bank of America Corporation 7.25% Non-Cumulative Preferred Stock, Series J (the "Preferred Stock"), pursuant to an Underwriting Agreement dated November 14, 2007 among the Corporation and the Underwriters named therein (the "Underwriting Agreement") and (ii) the Registration Statement on Form S‑3, Registration No. 333‑133852 (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Corporation's unsecured debt securities, units, warrants, preferred stock, depositary shares and common stock, and the Prospectus dated May 5, 2006, constituting a part of the Registration Statement, as supplemented by the Final Prospectus Supplement dated November 14, 2007, filed with the Commission pursuant to Rule 424(b) under the Securities Act, relating to the Depositary Shares.

As such counsel, we have examined and are familiar with such original or photocopies or certified copies of such records of the Corporation and its subsidiaries, certificates of officers of the Corporation and of public officials and such other documents as we have deemed relevant or necessary as the basis for the opinion set forth below.  In such examinations, we have assumed the legal capacity of natural persons, the genuineness of all signatures on, and the authenticity of, all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such copies.  We have also relied upon statements of fact contained in documents that we have examined in connection with our representation of the Corporation.

Based solely upon the foregoing, and in reliance thereon, and subject to the limitations, qualifications and exceptions set forth below, we are of the opinion that (i) the shares of Preferred Stock have been duly authorized and, when paid for as contemplated in the Underwriting Agreement, will be validly issued, fully paid and nonassessable; and (ii) the Depositary Shares have been duly and validly authorized for issuance and sale, and, when those Depositary Shares are issued and delivered against payment therefor pursuant to the Underwriting Agreement, the Depositary Shares will be duly and validly issued and fully paid and non-assessable and will represent valid interests in the Preferred Stock.

We hereby consent to be named in the Registration Statement as attorneys who passed upon the legality of the Preferred Stock and the Depositary Shares and to the filing of a copy of this opinion as part of the Corporation's Current Report on Form 8-K to be filed for the purpose of including this opinion as part of the Registration Statement.

Very truly yours,

                                                                        /s/ HELMS MULLISS & WICKER, PLLC